Exhibit 10.2

THREE-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of [Insert Closing Date]1, 2026 (the “Effective Date”), by and between Community Savings Bank, (the “Bank”) and ______________ (the “Executive”).

WITNESSETH

WHEREAS, Executive is currently employed as executive of the Bank;

WHEREAS, the Bank has adopted a Plan of Conversion pursuant to which the Bank will convert to a [*] and become a wholly owned subsidiary of CSB Financial Inc. (the “Company”);

WHEREAS, the Bank desires to assure itself of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and in consideration of Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Executive in the event that Executive’s employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

Three Year Contract; Annual Renewal. The term of this Agreement shall commence as of the Effective Date and continue until December 31, 2026. Commencing on January 1, 2027, the term shall continue thereafter for a period of three years (the “Term”) and on January 1, 2028 and each January 1 thereafter (each, a “Renewal Date”), the Term shall automatically renew for an additional year such that the remaining Term is three (3) years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least thirty (30) days prior to such Renewal Date notifies the other of its intent not to extend the Term (the “Non-Renewal Notice”). In the event that a Non-Renewal Notice is timely given by either the Bank or the Executive, this Agreement shall terminate as of the last day of the then current Term. Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then the Term shall be extended automatically and shall terminate thirty-six (36) months following the date on which the Change in Control occurs.

1 The agreement will be signed at closing. If the closing does not occur for any reason, this agreement will be void and of no effect.

2.	DEFINITIONS

(a)           Change in Control. For purposes of this Agreement, a “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 2, the term “Corporation” means the Company, Bank or any of its successors, as applicable.

(i)                  A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)                 A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)                A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(iv)                For all purposes hereunder, the definition of Change in Control shall construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(v)                 Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with a conversion of the Bank from a mutual to a stock bank and/or the Bank’s reorganization as a subsidiary of the Company.

(b)           Good Reason shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(i)            failure to elect or reelect or to appoint or reappoint Executive to the title and position that the Executive held immediately prior to the Change in Control;

(ii)           a material change in Executive’s position to become one of lesser responsibility, importance or scope then the position Executive held immediately prior to the Change in Control;

(iii)          a liquidation or dissolution of the Bank;

(iv)          a reduction in Executive’s base salary; or

(v)           a relocation of Executive’s principal place of employment, which, for purposes of clarity, may be an office at the Bank or the Executive’s principal residence (or a combination of the two), by more than twenty-five (25) miles from such principal place of employment as of the date immediately prior to the Change in Control (unless the relocated office is closer to the Executive’s then principal residence);

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i)            personal dishonesty in performing Executive’s duties on behalf of the Bank;

(ii)           incompetence in performing Executive’s duties on behalf of the Bank;

(iii)          willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iv)          breach of fiduciary duty involving personal profit;

(v)           material breach of the Bank’s Code of Ethics;

(vi)          intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vii)       willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(viii)      material breach by Executive of any provision of this Agreement.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), (6), (7), or (8) above has occurred and specifying the particulars thereof in detail.

3.	BENEFITS UPON TERMINATION

(a)           If Executive’s employment by the Bank shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) Executive for Good Reason, then the Bank shall:

(i)            pay Executive the Accrued Obligations. For purposes of this Agreement, the term “Accrued Obligations” means the sum of: (i) any base salary earned but unpaid through Executive’s date of termination, (ii) unpaid expense reimbursements, (iii) any earned or approved but unpaid short-term and long-term incentive compensation pursuant to the terms of the applicable compensation plans, and (iv) any vested benefits Executive may have under any employee benefit plan of the Bank through the date of termination, which vested benefits will be paid and/or provided in accordance with the terms of the applicable employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within thirty (30) days following Executive’s date of termination.

(ii)           pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to:

a.                 three (3) times the greater of: (i) Executive’s base salary in effect as of the Date of Termination, or (ii) Executive’s base salary immediately prior to a Change in Control,

b.                 three (3) times the highest rate of bonus earned by Executive from the Bank in any one of the three calendar years immediately preceding the year in which the termination occurs, and

c.                 payable by lump sum within ten (10) business days of the Date of Termination.

(iii)          cause to be continued at no cost to Executive, non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s termination for thirty-six (36) months provided that Executive timely elects continued insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(b)           In no event shall the payments or benefits to be made or provided to Executive under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The reduction of the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED PROVISIONS

(a)            The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)           Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 6(c) shall not apply in the event of the Executive’s termination for Cause.

(d)            Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)           This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Bank’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

COMMUNITY SAVINGS BANK

By:

EXECUTIVE

By: